	IMAX CORPORATION	Exhibit 99.1

IMAX CORPORATION 2525 Speakman Drive Mississauga, Ontario, Canada L5K 1B1 Tel: (905) 403-6500 Fax: (905) 403-6450 www.imax.com
IMAX CORPORATION ENTERS INTO NEW $75 MILLION CREDIT FACILITY
– New facility extends to October 2013 and allows for increased borrowing capacity –
– Company Announces Redemption of All Remaining Senior Notes by December 21, 2009 –
TORONTO – November 16, 2009 – IMAX Corporation (NASDAQ: IMAX; TSX: IMX) today announced that it has entered into a new credit facility with Wachovia Capital Finance Corporation pursuant to which Wachovia, with the participation of Export Development Canada, has committed to provide a four-year senior secured $75 million credit facility. The credit facility consists of revolving loans of up to $40 million and a term loan of $35 million. The Company intends to use the new facility to finance its future growth and working capital requirements. The credit facility matures on October 31, 2013 and replaces the Company’s previous $40 million credit facility which was to mature in October of 2010.
Borrowings under the credit facility will bear interest at variable rates based on LIBOR or Wachovia’s prime rate plus variable margins at the Borrower’s option, under which applicable interest rates currently range from 3% to 4% per annum.
As previously announced on October 2, 2009, the Company called $75 million of its Senior Notes for redemption on December 1, 2009. Today, the Company announced that it has given notice to its trustee of its intent to redeem its remaining $29.4 million principal amount of its 9 5/8% Senior Notes due December 1, 2010 (the “Notes”). The redemption notice stipulates a redemption date of December 21, 2009 at a price of 100.00%, plus accrued and unpaid interest. Upon completion of the current redemptions, the Company will have redeemed the full $160 million 9 5/8% Senior Notes due December 2010.
“This new credit facility and the redemption of our remaining senior notes are, without a doubt, two of the most important milestones in our Company’s history,” said Richard L. Gelfond, Chief Executive Officer of IMAX Corporation. “These initiatives should result in upwards of $15 million in annual interest expense savings in comparison to 2008, and, most importantly, this new capital structure positions us to realize the future growth potential for the IMAX brand.”
This news release is for information purposes only and is not an offer to buy any securities of IMAX Corporation. A formal notice of redemption is being provided separately to holders of the Notes in accordance with the terms of the indenture governing the Notes.
About IMAX Corporation
 IMAX Corporation is one of the world’s leading entertainment technology companies, specializing in immersive motion picture technologies. The worldwide IMAX network is among the most important and successful theatrical distribution platforms for major event Hollywood films around the globe, with IMAX® theatres delivering the world’s best cinematic presentations using proprietary IMAX, IMAX® 3D, and IMAX DMR® technology. IMAX DMR is the Company’s groundbreaking digital re-mastering technology that allows it to digitally transform virtually any conventional motion picture into the unparalleled image and sound quality of The IMAX Experience®. The IMAX brand is recognized throughout the world for extraordinary and immersive entertainment experiences for consumers. As of September 30, 2009, there were 403 IMAX theatres (280 commercial, 123 institutional) operating in 44 countries.
IMAX®, IMAX® 3D, IMAX DMR®, Experience It In IMAX®, An IMAX 3D Experience® and The IMAX Experience® are trademarks of IMAX Corporation. More information about the Company can be found at www.imax.com. You may also connect with IMAX on Facebook (www.facebook.com/imax), Twitter (www.twitter.com/imax) and YouTube (www.youtube.com/imaxmovies).

This press release contains forward looking statements that are based on management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include, but are not limited to, general economic, market or business conditions, including the length and severity of the current economic downturn, the opportunities that may be presented to and pursued by the Company, the performance of IMAX DMR films, conditions in the in-home and out-of home entertainment industries, the signing of theatre system agreements, changes and developments in the commercial exhibition industry, the failure to convert theatre system backlog into revenue, investments and operations in foreign jurisdictions, foreign currency fluctuations and the Company’s prior restatements and the related litigation and ongoing inquiries by the SEC and the OSC. These factors and other risks and uncertainties are discussed in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q.
For additional information please contact:

Media:	Investors:
IMAX Corporation, New York Sarah Gormley 212-821-0155 sgormley@imax.com	IMAX Corporation, New York Heather Anthony 212-821-0121 hanthony@imax.com

Entertainment Media: Rogers & Cowan, Los Angeles Elliot Fischoff/Jason Magner 310-854-8128 jmagner@rogersandcowan.com	Business Media: Sloane & Company, New York Whit Clay 212-446-1864 wclay@sloanepr.com
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